Exhibit 99.1

Corporate Communications Department
NEWS Release

Investor Contacts: Doug Wilburne — 401-457-2288 Becky Rosenbaum — 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact: David Sylvestre — 401-457-2362

Textron Reports Significant Increase in First Quarter Earnings,
Driven by 15.2% Increase in Revenues

Confirms 2012 EPS Outlook of $1.80 - $2.00

Providence, Rhode Island — April 18, 2012 — Textron Inc. (NYSE: TXT) today reported first quarter 2012 income from continuing operations of $0.41 per share, compared to income of $0.10 per share in the first quarter of 2011. Total revenues in the quarter were $2.9 billion, up 15.2% from the first quarter of 2011.

Manufacturing segment profit was $247 million, up $80 million from the first quarter of 2011. First quarter 2012 manufacturing cash flow before pension contributions reflected a use of cash of $106 million compared to a use of cash of $55 million during the first quarter of 2011.  The company contributed $144 million to its pension plans during the first quarter.

“The demand environment for our commercial aircraft and industrial products continued to improve, which reinforces our confidence in our outlook for the year,” said Textron Chairman and CEO Scott C. Donnelly.

Donnelly continued, “In addition to solid operational execution during the quarter, we secured a number of key program wins and made important strategic moves that should help provide growth in the long term, most notably our agreement with Aviation Industry Corporation of China to develop the Chinese general aviation market.”

Outlook

Textron confirmed its guidance of 2012 revenues of approximately $12.5 billion, earnings per share from continuing operations of $1.80 to $2.00, cash flow from continuing operations of the manufacturing group before pension contributions between $700 and $750 million, with planned pension contributions of about $200 million.

First Quarter Segment Results

Cessna

Revenues at Cessna increased $113 million, reflecting the delivery of 38 new Citation jets in the quarter, compared with 31 in last year’s first quarter, as well as higher aftermarket volumes.

Segment loss of $6 million was an improvement of $32 million, primarily due to the higher volumes.

Cessna backlog at the end of the first quarter was $1.7 billion, down $167 million from the end of 2011.

Bell

Bell revenues increased $245 million in the first quarter from the same period in the prior year.  Bell delivered 10 V-22’s, 7 H-1’s and 30 commercial aircraft in the quarter compared to 9 V-22’s, 4 H-1’s and 15 commercial units in last year’s first quarter.

Segment profit increased $54 million, primarily reflecting the higher volume and mix of commercial aircraft.

Bell backlog at the end of the first quarter was $7.1 billion, down $213 million from the end of 2011.

Textron Systems

Revenues at Textron Systems decreased $68 million and segment profit decreased $18 million, primarily due to lower volumes.

Textron Systems’ backlog at the end of the first quarter was $1.4 billion, up $103 million from the end of 2011.

Industrial

Industrial revenues increased $52 million and segment profit increased $12 million reflecting higher volume across all businesses.

Finance

Finance segment revenues increased $35 million compared to the first quarter of 2011.

The Finance segment reported a profit of $12 million compared to a $44 million loss in the first quarter of 2011.

Conference Call Information

Textron will host its conference call today, April 18, 2012 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1059 in the U.S. or (612) 234-9959 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, April 18, 2012 by dialing (320) 365-3844; Access Code: 225825.

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A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend”, “plan,” “estimate,” “guidance”, “project”, “target”, “potential”, “will”, “should”, “could”, “likely”  or “may” and similar expressions intended to identify forward-looking statements.  These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following:  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; changes in worldwide economic or political conditions that impact demand for our products, interest rates or foreign exchange rates; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables and of assets acquired upon foreclosure of receivables; our ability to access the capital markets at reasonable rates; performance issues with key suppliers, subcontractors or business partners; legislative or regulatory actions impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs;  Increases in pension expenses or employee and retiree medical benefits; uncertainty in estimating reserves, including reserves established to address contingent liabilities, unrecognized tax benefits, or potential losses on TFC’s receivables;  difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three Months Ended March 31, 2012 and April 2, 2011
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011
REVENUES
MANUFACTURING:
Cessna	$669	$556
Bell	994	749
Textron Systems	377	445
Industrial	755	703
	2,795	2,453

FINANCE	61	26
Total revenues	$2,856	$2,479

SEGMENT PROFIT
MANUFACTURING:
Cessna	$(6)	$(38)
Bell	145	91
Textron Systems	35	53
Industrial	73	61
	247	167

FINANCE	12	(44)
Segment Profit	259	123

Corporate expenses and other, net	(47)	(39)
Interest expense, net for Manufacturing group	(35)	(38)

Income from continuing operations before income taxes	177	46
Income tax expense	(57)	(15)

Income from continuing operations	120	31
Discontinued operations, net of income taxes	(2)	(2)
Net Income	$118	$29

Earnings per share:
Income from continuing operations	$0.41	$0.10
Discontinued operations, net of income taxes	(0.01)	(0.01)
Net income	$0.40	$0.09

Diluted average shares outstanding	294,632,000	319,119,000

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and equivalents	$628	$871
Accounts receivable, net	937	856
Inventories	2,593	2,402
Other current assets	1,032	1,134
Net property, plant and equipment	2,003	1,996
Other assets	3,141	3,143
Finance group assets	2,946	3,213
Total Assets	$13,280	$13,615

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$464	$146
Other current liabilities	2,707	2,785
Other liabilities	2,657	2,826
Long-term debt	2,013	2,313
Finance group liabilities	2,524	2,800
Total Liabilities	10,365	10,870

Total Shareholders’ Equity	2,915	2,745
Total Liabilities and Shareholders’ Equity	$13,280	$13,615

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended
		March 31,	April 2,
		2012	2011
	Cash flows from operating activities:
	Income from continuing operations	$110	$62
	Dividends received from TFC	240	130
	Capital contributions paid to TFC	(240)	(63)
	Depreciation and amortization	84	87
	Changes in working capital	(275)	(243)
	Changes in other assets and liabilities and non-cash items	(96)	100
	Net cash from operating activities of continuing operations	(177)	73
	Cash flows from investing activities:
	Capital expenditures	(73)	(78)
	Other investing activities, net	—	(43)
	Net cash from investing activities	(73)	(121)
	Cash flows from financing activities:
	Increase in short-term debt	—	203
	Principal payments on long-term debt	—	(7)
	Net intergroup borrowings	—	(60)
	Dividends paid	(5)	(5)
	Other financing activities, net	9	(2)
	Net cash from financing activities	4	129
	Total cash flows from continuing operations	(246)	81
	Total cash flows from discontinued operations	(1)	(1)
	Effect of exchange rate changes on cash and equivalents	4	8
	Net change in cash and equivalents	(243)	88
	Cash and equivalents at beginning of period	871	898
	Cash and equivalents at end of period	$628	$986

	Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$(177)	$73
Less:	Capital expenditures	(73)	(78)
	Dividends received from TFC	(240)	(130)
Plus:	Capital contributions paid to TFC	240	63
	Proceeds on sale of property, plant and equipment	—	1
	Total pension contributions	144	16
	Manufacturing cash flow before pension contributions- Non-GAAP	$(106)	$(55)

		2012 Outlook
	Net cash from operating activities of continuing operations - GAAP	$950 - $1,000
Less:	Capital expenditures	(450)
	Dividends received from TFC	(260)
Plus:	Capital contributions paid to TFC	260
	Total pension contributions	200
	Manufacturing cash flow before pension contributions- Non-GAAP	$700 - $750

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,	April 2,
	2012	2011
Cash flows from operating activities:
Income from continuing operations	$120	$31
Depreciation and amortization	91	95
Provision for losses on finance receivables	4	12
Changes in working capital	(370)	(208)
Changes in other assets and liabilities and non-cash items	(98)	125
Net cash from operating activities of continuing operations	(253)	55
Cash flows from investing activities:
Finance receivables originated or purchased	(18)	(76)
Finance receivables repaid	154	290
Proceeds on receivable sales	44	168
Capital expenditures	(73)	(78)
Proceeds from sale of repossessed assets and properties	18	28
Other investing activities, net	(2)	23
Net cash from investing activities	123	355
Cash flows from financing activities:
Increase in short-term debt	—	203
Net borrowings under line of credit facilities	—	(250)
Principal payments on long-term debt	(144)	(417)
Proceeds from issuance of long-term debt	27	144
Dividends paid	(5)	(5)
Other financing activities, net	10	(2)
Net cash from financing activities	(112)	(327)
Total cash flows from continuing operations	(242)	83
Total cash flows from discontinued operations	(1)	(1)
Effect of exchange rate changes on cash and equivalents	4	9
Net change in cash and equivalents	(239)	91
Cash and equivalents at beginning of period	885	931
Cash and equivalents at end of period	$646	$1,022